As Filed Electronically with the Securities and Exchange Commission on December 28, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

POLYPORE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	43-2049334 (IRS Employer Identification No.)

11430 North Community House Road, Suite 350 Charlotte, North Carolina (Address of Principal Executive Offices)	28277 (Zip Code)

POLYPORE INTERNATIONAL, INC.
DEFERRED SAVINGS PLAN

(Full Title of the Plan)

Robert B. Toth
President and Chief Executive Officer
Polypore International, Inc.
11430 North Community House Road, Suite 350
Charlotte, North Carolina 28277
(Name and Address of Agent for Service)

(704) 587-8409
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a Large Accelerated Filer, an Accelerated Filer, a Non-Accelerated Filer or a Smaller Reporting Company.  See the definitions of “Large Accelerated Filer,” “Accelerated Filer” and “Smaller Reporting Company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do Not Check if a Smaller Reporting Company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations	$8,000,000	100%	$8,000,000	$1091.20

(1) The Deferred Compensation Obligations are general unsecured obligations of Polypore International, Inc. to pay deferred compensation in the future in accordance with the terms of the Polypore International, Inc. Deferred Savings Plan (the “Plan”).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference herein:

•      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•      Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 29, 2012;

•      Our Definitive Proxy Statement on Schedule 14A filed on April 9, 2012; and

•      Our Current Reports on Form 8-K filed on February 27, 2012, March 12, 2012, March 15, 2012, May 11, 2012, June 7, 2012, July 3, 2012, July 11, 2012, September 11, 2012, October 29, 2012 and October 30, 2012;

Additionally, all documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed to be incorporated by reference herein.

Item 4.       Description of Securities.

On December 27, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Polypore International, Inc. (the “Company”) adopted the Polypore International, Inc. Deferred Savings Plan (the “DSP”) to be effective as of January 1, 2013 (December 30, 2012 for fiscal year compensation deferrals).  The DSP is a nonqualified deferred compensation plan for a select group of management or highly compensated employees of the Company and its participating affiliates and subsidiaries (together, the “Participating Companies”), as well as non-employee directors of the Company.  The Compensation Committee and the committee designated by the Compensation Committee to administer the DSP (the “Plan Committee”) may select the employees who will participate in the DSP.

Employee participants generally are eligible to defer up to 100% of their base salary and 100% of their annual bonus and other bonus compensation.  Deferral elections must be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Employee participants who also participate in the Polypore, Inc. Retirement Savings Plan (the “401(k) Plan”) may contribute excess deferrals to the DSP, which are contributions that are credited to the DSP because either: (a) the participant’s earnings have exceeded the Code Section 401(a)(17) limit for the year ($255,000 for 2013) and/or (b) the participant’s deferrals to the 401(k) Plan have reached the Code Section 402(g) limit for the year ($17,500 for 2013).  Eligible employee participants also will receive each year employer contributions to the DSP in the same percentage as the employer safe harbor nonelective contribution (currently 3%) and discretionary nonelective contribution (currently 2%) under the 401(k) Plan with respect to compensation that was excluded for purposes of such employer nonelective contributions under the 401(k) Plan due to the Code Section 401(a)(17) limit.  Employee participants who qualify for matching contributions in the 401(k) Plan also will receive a $.50 excess match for each excess deferral dollar they contribute to the DSP, up to the first 6% of compensation.  Compensation for purposes of these employer contributions under the DSP is determined without reduction for deferrals made by the employee to the DSP.  Non-employee directors generally are eligible to defer up to 100% of their annual cash retainer fees and annual cash meeting fees from the Company.  Participants are fully vested in all contributions credited to the DSP.

Participants may allocate the amounts deferred under the DSP among designated benchmark funds.  The benchmark funds track the mutual fund performance they each represent, but the participants do not invest directly in these funds.  The amount of the Company’s obligations under the DSP (the “Deferred Compensation Obligations”), and the amount of the Deferred Compensation Obligations payable to any participant under the DSP will reflect the returns of the applicable measurement fund.

The Deferred Compensation Obligations payable under the DSP represent the contractual obligations of the Participating Companies to pay cash when due to participants in accordance with their payment elections and the terms of the DSP and applicable law.  Generally, participants may elect to receive each year’s deferral balance upon separation from service or at a future fixed date that is at least three years beyond the applicable DSP year.  If the participant is a “specified employee” under Code Section 409A, the first payment following a separation from service generally must be postponed for six months following termination.  Depending on a participant’s elections, distribution may be made earlier upon a disability (as defined in the DSP).  If a participant elects to have his or her deferral balance paid upon separation from service, the deferral balance for that year will be paid in a single lump sum unless the participant elects to have the deferral balance paid:  (a) in substantially equal annual installments over a period of two to fifteen years or (b) a lump sum payment of a percentage of the deferral balance, with the remaining balance paid in substantially equal annual installments over a period of two to fifteen years.  If a participant elects to have his or her deferral balance paid upon a fixed date, the deferral balance for that year will be paid in a single lump sum unless the participant elects to have his or her deferral balance paid in substantially equal annual installments over a period of two to five years.

Under certain circumstances, participants also may request distributions for an unforeseeable emergency.  In the event of a participant’s death, the entire deferral balance (including any remaining installment payments) will be paid in a lump sum to the participant’s beneficiaries.  In the event of a “change in control” (as defined in the DSP) of the Company, the participants will receive a lump sum distribution of their DSP accounts.

Participants will not have any ownership interest in any of the amounts deferred or the measurement funds under the DSP.  The right of each participant is solely that of a general, unsecured creditor with respect to his or her own interest under the DSP.  The DSP is an “unfunded” plan for federal tax purposes and the Participating Companies are not required to set aside assets to be used for payment of the

Deferred Compensation Obligations under the DSP.  Payments under the DSP will be payable solely from the general assets of the Participating Companies or from a “rabbi trust” established as a vehicle to pay benefits under the DSP.  The rights of a participant or beneficiary to benefits under the DSP may not be assigned, transferred, anticipated, conveyed, pledged or encumbered except by will or the laws of descent or distribution, and such rights are not subject to levy, attachment, execution, or garnishment; provided, that a participant has the right to designate beneficiaries to receive benefit payments in the event of the participant’s death.

The Plan Committee has the discretionary authority to make, amend, interpret and enforce appropriate rules for the administration of the DSP and to utilize its discretion to decide all questions and interpretations that may arise in connection with the DSP.

The Compensation Committee retains the discretion to amend or terminate the DSP at any time (provided that an amendment generally cannot reduce a participant’s benefits as of the date of the amendment).  The DSP can be terminated and liquidated as permitted by Code Section 409A.

Item 6.       Indemnification of Directors and Officers.

Delaware law and the Registrant’s Certificate of Incorporation provide that the Registrant will, under certain situations, indemnify any director, officer, employee or agent of Polypore International, Inc. made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of Polypore International, Inc. Reference is made to Section 145 of the Delaware General Corporation Law for a full statement of these indemnification rights.

The Registrant has entered into director and officer indemnification agreements with certain of its directors and officers. The indemnification agreements provide that the Registrant will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted or required by the laws of the State of Delaware, against any and all claims based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of the Registrant or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the indemnitee is or was serving at the request of the Registrant, (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Registrant or any other entity or enterprise referred to in clause (i) above, or (iii) the indemnitee’s status as a current or former director, officer, employee or agent of the Registrant or as a current or former director, officer, employee, member, manager, trustee or agent of the Registrant or any other entity or enterprise referred to in clause (i) above or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. The indemnification agreements provide that the indemnitee shall have the right to advancement by the Registrant prior to the final disposition of any indemnifiable claim of any and all actual and reasonable expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the indemnitee. For the duration of an indemnitee’s service as a director and/or officer of the Registrant and for a reasonable period of time thereafter, which such period may be determined by the Registrant in its sole discretion, the Registrant is obligated to use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the

Registrant that is substantially comparable in scope and amount to that provided by the Registrant’s current policies of directors’ and officers’ liability insurance.

The Registrant also maintains a directors and officers insurance policy pursuant to which its directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 8.       Exhibits.

Exhibit
Number	Description

4.1	Polypore International, Inc. Deferred Savings Plan

5.1	Opinion of Parker Poe Adams & Bernstein LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Parker Poe Adams & Bernstein LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 27, 2012.

POLYPORE INTERNATIONAL, INC.
(Registrant)

By:	/s/ Lynn Amos
Lynn Amos
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Messrs. Lynn Amos and Christopher J. McKee his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Toth	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2012
Robert B. Toth

/s/ Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 27, 2012
Lynn Amos

/s/ Michael Graff	Director	December 27, 2012
Michael Graff

/s/ Charles L. Cooney	Director	December 27, 2012
Charles L. Cooney

/s/ William Dries	Director	December 27, 2012
William Dries

/s/ Frederick C. Flynn, Jr.	Director	December 27, 2012
Frederick C. Flynn, Jr.

/s/ Michael Chesser	Director	December 27, 2012
Michael Chesser

/s/ Christopher J. Kearney	Director	December 27, 2012
Christopher J. Kearney

/s/ David A. Roberts	Director	December 27, 2012
David A. Roberts